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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

(Rule 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934 (Amendment No.      )

Check the appropriate box:

☐   Preliminary Information Statement

☐   Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☑   Definitive Information Statement

Lighting Science Group Corporation

(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☑ No fee required

☐ Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Lighting Science Group Corporation
2100 McKinney Avenue, Suite 1515
Dallas, Texas 75201

Notice of Stockholder Action by Written Consent
To our Stockholders:

The purpose of this letter is to inform you that stockholders of Lighting Science Group Corporation, a Delaware corporation (hereinafter referred to as the “Company”, “we”, “us”, or “our”), holding voting rights equivalent to approximately 72% of the outstanding shares of our common stock executed written consents in lieu of a special meeting approving a reverse stock split of our common stock in an exchange ratio of one-for-twenty (the “Reverse Stock Split”). Our Board of Directors approved the proposed Reverse Stock Split on October 4, 2007.

The accompanying Information Statement, which describes the above corporate actions in more detail, is being furnished to our stockholders for informational purposes only, pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations prescribed thereunder. Under the Delaware General Corporation Law and our Certificate of Incorporation, as amended, and Amended and Restated Bylaws, stockholder action may be taken by written consent without a meeting of stockholders. The above-described action by our Board of Directors and the written consent of our stockholders is sufficient under the Delaware General Corporation Law, our Certificate of Incorporation, as amended, and our Amended and Restated Bylaws to approve the Reverse Stock Split. Accordingly, approval of the Reverse Stock Split will not be submitted to the other stockholders of the Company for a vote. Pursuant to Rule 14c-2 under the Exchange Act, the Reverse Stock Split will not be implemented until at least twenty (20) calendar days after the mailing of this Information Statement to our stockholders.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

This letter is the notice required by Section 228(e) of the Delaware General Corporation Law. We will first mail this Information Statement to stockholders on or about December 31, 2007.

By	Order of the Board of Directors,
/s/  Govi Rao
Chairman and Chief Executive Officer

December 26, 2007

Lighting Science Group Corporation
2100 McKinney Avenue, Suite 1515
Dallas, Texas 75201

INFORMATION STATEMENT
PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934
AND RULE 14c-2 THEREUNDER

NO VOTE OR OTHER ACTION OF THE COMPANY’S STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

We are sending you this Information Statement solely for purposes of informing our stockholders of record as of December 7, 2007 in the manner required under Regulation 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of the actions taken by our stockholders by written consent in lieu of a special meeting. No action is requested or required on your part.

The cost of preparing, assembling and mailing this Information Statement is being borne by the Company.

What actions were taken by the written consent in lieu of a special meeting?

Stockholders of the Company holding voting rights equivalent to approximately 72% of the outstanding shares of our common stock executed written consents in lieu of a special meeting approving a reverse stock split of our common stock in an exchange ratio of one-for-twenty (the “Reverse Stock Split”). Our Board of Directors approved the proposed Reverse Stock Split on October 4, 2007. Our Board of Directors will effect the Reverse Stock Split by filing the form of the Amended and Restated Certificate of Incorporation attached to this Information Statement as Appendix A (the “Amended and Restated Certificate of Incorporation”) with the Delaware Secretary of State. Additional information regarding the Reverse Stock Split is set forth below under “Approval Granting Our Board of Directors the Authority to Implement the Reverse Stock Split.”

How many shares were voted for the actions?

Under applicable law and our Certificate of Incorporation, as amended (the “Existing Certificate of Incorporation”), the approval of (i) our stockholders holding at least a majority of the voting interests in the Company voting together as a single class and (ii) the holders of at least a majority of the outstanding shares of our common stock voting separately as a single class are required to approve the Reverse Stock Split. Such approvals have been received, and consequently no further stockholder action is required to approve and adopt the Reverse Stock Split. See “Approval Granting Our Board of Directors the Authority to Implement the Reverse Stock Split — Vote Required” below for further information.

Am I entitled to dissenter’s rights?

The Delaware General Corporation Law does not provide for dissenter’s rights for the foregoing actions taken by written consent in lieu of a special meeting.

APPROVAL GRANTING OUR BOARD OF DIRECTORS
THE AUTHORITY TO IMPLEMENT THE REVERSE STOCK SPLIT

Introduction

As of December 7, 2007 (the “Record Date”), stockholders holding the necessary voting rights approved a proposal to permit us to amend and restate our Existing Certificate of Incorporation to effect a Reverse Stock Split of our common stock on the terms described in this Information Statement. The Amended and Restated Certificate of Incorporation approved by the stockholders specifies that the ratio for the Reverse Stock Split will be one-for-twenty. The form of the Amended and Restated Certificate of Incorporation effecting the Reverse Stock Split is attached to this Information Statement as Appendix A.

The approval becomes effective twenty (20) calendar days after the mailing of this Information Statement. Upon the effectiveness of this approval, our Board of Directors will be authorized to implement the Reverse Stock Split. In setting the ratio for the Reverse Stock Split, it was our intention to increase the per-share market price of our common stock.

Vote Required; Written Consent Obtained

As of the Record Date, there were 439,169,636 shares of common stock outstanding, 215,652 shares of 6% Convertible Preferred Stock (“6% Preferred Stock”) outstanding and 2,000,000 shares of Series B Preferred Stock (“Series B Stock”) outstanding. Each holder of our common stock is entitled to one vote for each share held by such holder, and each holder of our 6% Preferred Stock is entitled to vote on an “as if converted” basis. All of the shares of Series B Stock were issued to LED Holdings, LLC, a Delaware limited liability company (“LED Holdings”), on October 4, 2007 pursuant to the transactions contemplated by the Exchange Agreement described below under “Change-in-Control — The LED Holdings Transaction.” Each share of Series B Stock is entitled to 3.5 votes for each share of common stock into which it is convertible.

Under the Delaware General Corporation Law and the provisions of our Existing Certificate of Incorporation and Amended and Restated Bylaws, approval of the Reverse Stock Split requires the affirmative vote or written consent of (i) the holders of at least a majority of the voting interests in the Company voting together as a single class and (ii) the holders of at least a majority of the outstanding shares of our common stock voting separately as a single class The written consent approving the Reverse Stock Split was executed by the holders of approximately 75% of the voting interests in the Company voting together as a single class and 72% of our outstanding common stock voting separately as a single class. Consequently, the corporate action described in this Information Statement was approved without the vote or written consent of any other stockholders of the Company.

Background of the Reverse Stock Split

Our common stock is traded on the over-the-counter bulletin board (“OTC Bulletin Board”). The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than national securities exchanges, such as the NASDAQ Stock Market (“NASDAQ”). We would like to have the flexibility to consider listing our common stock on NASDAQ or on another national stock exchange, but we do not currently meet the listing requirements for NASDAQ or any other national stock exchange. In order to list our common stock on The NASDAQ Capital Market, we would be required to have a minimum bid price of $4.00 per share. As of the Record Date, the closing price of our common stock, as listed on the OTC Bulletin Board, was $0.25 per share. Additionally, the Board of Directors believes that the current number of outstanding shares of our common stock is undesirable and that the current market value per share of our common stock has reduced the effective marketability of the shares of our common stock because institutional investors and investment funds are generally reluctant to invest in lower priced stocks and many brokerage firms are generally reluctant to recommend lower priced stocks to their clients.

Reasons for the Reverse Stock Split

The purpose of the Reverse Stock Split is to provide us with the flexibility to consider listing our common stock on NASDAQ or on another national stock exchange and to decrease the number of shares of our common stock that are issued and outstanding. We do not currently meet the listing requirements for NASDAQ or any other national stock exchange. Our Board of Directors believes that the increased per-share market price of our common stock that is expected to result from the Reverse Stock Split may enable us to satisfy the eligibility requirements for listing on the NASDAQ Capital Market. However, such a listing would be subject to the approval of NASDAQ, including our satisfaction of the minimum trading price requirement established by NASDAQ. Moreover, even after the Reverse Stock Split is implemented, we cannot assure you that we will list our common stock on NASDAQ or another national stock exchange.

Currently, we are authorized to issue up to 495,000,000 shares of our common stock. As of December 7, 2007, there were issued and outstanding 439,169,636 shares of our common stock, and we may be obligated to issue up to 91,319,226 shares of our common stock to the holders of our outstanding 6% Convertible Preferred Stock, Series B Stock, warrants for the purchase of common stock, stock options and restricted stock. Immediately after the Reverse Stock Split, there will be approximately 21,958,482 shares of common stock issued and outstanding, and the number of authorized shares of common stock will not be reduced. Therefore, the Reverse Stock Split will give our Board of Directors the ability to issue shares upon the conversion of outstanding shares of our 6% Convertible Preferred Stock and Series B Stock and the exercise of outstanding warrants and stock options.

Additionally, our Board of Directors will have the ability to issue authorized and unissued shares of our common stock to other persons without further stockholder action. The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of common stock. The effective increase in the number of authorized but unissued shares of common stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of our Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws.

Other than shares reserved for issuance upon conversion or exercise of our 6% Convertible Preferred Stock, outstanding stock options and warrants and shares that may be reserved in the future upon grants of stock options in accordance with our 2005 Equity Based Incentive Compensation Plan, we have no plans at the present time to issue additional shares of our common stock. Nevertheless, our Board of Directors may, from time to time, deem it to be in the best interests of the Company and our stockholders to enter into transactions and other ventures that may include the issuance of shares of our common stock. The Reverse Stock Split is not part of any plan or proposal to “take the Company private.” Rather, the Reverse Stock Split is intended to enable us to remain public and to increase the possibility that our common stock may become eligible for trading on NASDAQ or another national stock exchange.

The Reverse Stock Split may not have any of the desired consequences described above. Specifically, we cannot assure you that: (i) after the Reverse Stock Split the market price of our common stock will increase proportionately to reflect the ratio for the Reverse Stock Split; (ii) the market price of our common stock will not decrease to its pre-split level; (iii) our market capitalization will be equal to the market capitalization before the Reverse Stock Split or (iv) we will be able to achieve listing of our common stock on NASDAQ or a national stock exchange. The market price of our common stock may be based on other factors that are unrelated to the number of shares outstanding, including our future performance.

The liquidity of our common stock could be affected adversely by the reduced number of shares outstanding after the Reverse Stock Split. Although our Board of Directors believes that a higher stock price may help generate investor interest, there can be no assurance that the Reverse Stock Split will result in a per-share price that is attractive to investors. Further, the decreased liquidity that may result from having fewer shares outstanding may not be offset by increased investor interest in our common stock.

Board Implementation of the Reverse Stock Split

The Reverse Stock Split will become effective twenty (20) calendar days after the mailing of this Information Statement to our stockholders. We will first mail this Information Statement to stockholders on or about December 31, 2007. The Reverse Stock Split will become effective on or about January 21, 2008. The actual timing of the filing of the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to effect the Reverse Stock Split will be determined by the Board of Directors. The Reverse Stock Split will be effective as of the effective date (the “Effective Date”) of the Amended and Restated Certificate of Incorporation.

Upon the filing of the Amended and Restated Certificate of Incorporation, the outstanding shares of common stock held by stockholders of record as of the Effective Date will be converted into a lesser number of shares of common stock calculated based on a the Reverse Stock Split ratio of one-for-twenty. For example, if a stockholder presently holds 100 shares of common stock, he, she or it would hold 5 shares of common stock following the Reverse Stock Split. In addition to filing the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, the Company will also obtain a new CUSIP number for our common stock at the time of the Reverse Stock Split. Further, the Company must provide the OTC Bulletin Board at least ten (10) calendar days advance notice of the Effective Date in compliance with Rule 10b-17 promulgated pursuant to the Exchange Act.

Effects of the Reverse Stock Split

After the Effective Date of the proposed Reverse Stock Split, each common stockholder will own a reduced number of shares of our common stock. Without taking into account fractional shares that will be paid in cash as described below, based on the number of shares of common stock outstanding as of the Record Date, there will be approximately 21,958,482 shares of common stock issued and outstanding as of the Effective Date.

The proposed Reverse Stock Split will reduce the number of shares of common stock issuable upon exercise or conversion of our outstanding stock options in proportion to the exchange ratio of the Reverse Stock Split and will effect a proportionate increase in the exercise price of such outstanding stock options. In connection with the proposed Reverse Stock Split, the number of shares of common stock issuable upon exercise or conversion of outstanding stock options will be rounded to the nearest whole share and no cash payment will be made in respect of such rounding. The proposed Reverse Stock Split would have a similar effect upon our outstanding warrants. Further, the conversion rate and voting rights of each outstanding share of 6% Preferred Stock and Series B Stock will be adjusted to take into account the Reverse Stock Split, as provided for in the certificates of designation of the 6% Preferred Stock and Series B Stock.

The proposed Reverse Stock Split will affect all of our common stockholders uniformly and will not affect any common stockholder’s percentage ownership interest in us, except to the extent that the Reverse Stock Split results in any of our common stockholders owning a fractional share as described below. The voting rights and other rights and preferences of the holders of our common stock will not be affected by the proposed Reverse Stock Split (other than as a result of the payment of cash in lieu of fractional shares). The number of stockholders of record will not be affected by the proposed Reverse Stock Split (except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after the proposed Reverse Stock Split).

Although we believe that a Reverse Stock Split may be in the best interests of the Company and our stockholders, once implemented, the Reverse Stock Split may result in some stockholders owning “odd-lots” of less than 100 shares. Brokerage commissions and other costs of transactions in odd-lots may be higher, particularly on a per-share basis, than the cost of transactions in even multiples of 100 shares.

As discussed above, after giving effect to the Reverse Stock Split, the per-share market price of our common stock will likely increase, and the public float of shares of our common stock will decrease. If the per-share market price of our common stock increases sufficiently, we anticipate that we may be able to satisfy the minimum trading price requirement established by the NASDAQ Capital Market. However, the Reverse Stock Split may make it more difficult for us to meet other requirements for listing on NASDAQ or a national stock exchange relating to the minimum number of shares that must be in the public float and the minimum number of round lot holders.

The increased per-share market price of our common stock may also increase the attractiveness of our common stock to prospective investors and the financial community. Since our common stock does not trade on NASDAQ or on any other national stock exchange and since the trading price of our common stock has continued to be less than $5.00 per share, trading in our common stock is subject to certain rules under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a “penny stock” involving persons other than established customers and accredited investors. The additional burdens imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our common stock, which may further affect the liquidity of our common stock. If the per-share market price of our common stock increases sufficiently following the Reverse Stock Split, broker-dealers may no longer be required to make the additional disclosures associated with “penny stocks.”

Additionally, the current market value per share of our common stock may not appeal to brokerage firms that are generally reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide research coverage of lower priced stocks. In addition, a variety of brokerage house policies and practices tend to discourage individual brokers within those firms from dealing in low priced stocks. Some of those policies and practices pertain to the payment of broker commissions and to time consuming procedures that function to make the handling of low priced stocks unattractive to brokers from an economic standpoint. Therefore, the increased per-share market price of our common stock that is expected to result from the Reverse Stock Split may increase the attractiveness of our common stock to such brokerage firms and investors.

Certain Risks Associated With the Reverse Stock Split

There can be no assurance that the market value per share of our common stock after the Reverse Stock Split will increase and/or remain higher than the current market value per share of our common stock at any time or for any period of time after the Reverse Stock Split or that the total market capitalization of the Company after the Reverse Stock Split will be equal to or greater than the total market capitalization before the Reverse Stock Split.

There can be no assurance that the fair market value per share of our common stock after the Reverse Stock Split will be twenty (20) times higher than the market value per share of our common stock immediately prior to the Reverse Stock Split, increase at all, or remain constant in proportion to the reduction in the number of outstanding shares of our common stock immediately prior to the Reverse Stock Split or any increase in the market per share of our common stock after the Reverse Stock Split. Accordingly, the total market capitalization of the Company after the Reverse Stock Split could be lower than the total market capitalization of the Company before the Reverse Stock Split and, in the future, the market value per share of our common stock after the Reverse Stock Split may not exceed and/or remain higher than the current market value per share of our common stock immediately prior to the Reverse Stock Split. In many cases, the total market capitalization of a company immediately after a reverse stock split is lower than the total market capitalization immediately prior to the reverse stock split.

There can be no assurance that the Reverse Stock Split Amendment will result in a fair market value per share of Common Stock that will attract institutional investors, investment funds, or brokers.

Although the Board of Directors believes that a higher stock price may help generate investor interest, there can be no assurance that the Reverse Stock Split will result in a market value per share of our common stock that will attract institutional investors, investment funds, or brokers.

The market value per share of our common stock is based on the performance of the Company and certain other factors that are not related to the number of outstanding shares of our common stock. If the Reverse Stock Split is effected and the market value per share of our common stock declines for any reason or no reason, the percentage decline as an absolute number and as a percentage of the overall market capitalization of the Company may be greater than would occur in the absence of a reverse stock split. In many cases, both the total market capitalization of a company and the market price per share of the common stock of such company following a reverse stock split are lower than they were before the reverse stock split. Furthermore, the liquidity of the shares of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Stock Split.

There can be no assurance that the purpose or desired or favorable effects of the Reverse Stock Split, as contemplated by this Information Statement or otherwise, will occur at all or that any desired or favorable effect that occurs as a result of the Reverse Stock Split will be sustained for any period of time after the Reverse Stock Split.

Although the Board of Directors believes that the Reverse Stock Split is advisable and in the best interests of the Company and the stockholders of the Company, there can be no assurance that the purpose or desired or favorable effects of the Reverse Stock Split, as contemplated by this Information Statement or otherwise, will occur at all or that any desired or favorable effect that occurs as a result of the Reverse Stock Split will be sustained for any period of time after the Reverse Stock Split.

Payment for Fractional Shares

We would not issue any fractional shares in connection with the Reverse Stock Split. Instead, any fractional share resulting from the Reverse Stock Split would be rounded down to the nearest whole share. Stockholders who would be otherwise entitled to receive fractional shares because they hold a number of shares not evenly divisible by the exchange ratio would instead receive cash. The cash amount to be paid to each stockholder would be equal to the resulting fractional interest in one share of our common stock to which the stockholder would be otherwise entitled, multiplied by the closing trading price of our common stock on the trading day immediately before the Effective Date.

Exchange of Stock Certificates

The conversion of the shares of our common stock under the Reverse Stock Split will occur automatically on the Effective Date at a rate of one (1) new share for every twenty (20) existing shares of common stock. This will occur regardless of when stockholders physically surrender their stock certificates for new stock certificates.

Our transfer agent, American Stock Transfer & Trust Company, would act as exchange agent (“Exchange Agent”) to implement the exchange of stock certificates and the distribution of any cash in lieu of fractional shares. As soon as practicable after the Effective Date, the Company or the Exchange Agent will send a letter to each stockholder of record at the Effective Date for use in transmitting certificates representing shares of our common stock (“Old Certificates”) to the Exchange Agent. The letter of transmittal will contain instructions for the surrender of Old Certificates to the Exchange Agent in exchange for certificates representing the appropriate number of whole shares of common stock to be issued following the Reverse Stock Split (the “New Common Stock”).

No new stock certificates will be issued to a stockholder until such stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the Exchange Agent. Consequently, you will need to surrender your Old Certificates before you will be able to sell or transfer your stock. Upon each stockholder’s surrender of all of their Old Certificates and delivery of a properly completed and executed letter of transmittal to the Exchange Agent, each stockholder will then receive a new certificate or certificates representing the number of whole shares of New Common Stock into which their shares of common stock have been converted as a result of the Reverse Stock Split. Until surrendered, we will deem outstanding Old Certificates held by stockholders to be canceled and only to represent the number of whole shares of New Common Stock to which such stockholders are entitled.

YOU SHOULD NOT SEND YOUR OLD CERTIFICATES TO THE EXCHANGE AGENT UNTIL YOU HAVE RECEIVED THE LETTER OF TRANSMITTAL.

We estimate that our aggregate expenses relating to the Reverse Stock Split will be approximately $30,000. All expenses of the exchange of certificates will be borne by us.

No Appraisal Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal rights with respect to our proposed amendment to the Existing Certificate of Incorporation to effect the Reverse Stock Split, and we will not independently provide our stockholders with any such rights.

Material Federal U.S. Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain U.S. federal income tax considerations of the proposed Reverse Stock Split. It addresses only U.S. Stockholders (as defined herein) who hold the pre-Reverse Stock Split shares and post-Reverse Stock Split shares as capital assets. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). It does not address tax considerations under state, local, foreign and other laws.

As used herein, the term “U.S. Stockholder” means (i) an individual who is a citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation created or organized in or under (or treated for

U.S. federal income tax purposes as created or organized in or under) the laws of the United States or any state thereof or the District of Columbia), (iii) an estate subject to U.S. federal income taxation without regard to the source of its income, and (iv) a trust if (a) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. fiduciaries have the authority to control all of the trust’s substantial decisions, or (b) the trust has in effect a valid election to be treated as a United States person within the meaning of the U.S. Treasury Regulations.

The discussion does not address the U.S. federal income tax considerations that affect the treatment of an entity that is a partnership for U.S. federal income tax purposes and that holds the pre-Reverse Stock Split shares and post-Reverse Stock Split shares, or the partners of such partnership. Such partnerships and their partners should consult their own tax advisors. The discussion does not purport to be complete and does not address stockholders subject to special rules, such as stockholders that are not U.S. Stockholders, or that are financial institutions, tax-exempt organizations, insurance companies, dealers in securities, mutual funds, stockholders who hold the pre-Reverse Stock Split shares as part of a straddle, hedge or conversion transaction or other risk reduction strategy, stockholders who hold the pre-Reverse Stock Split shares as qualified small business stock within the meaning of Section 1202 of the Code, stockholders who are subject to the alternative minimum tax provisions of the Code and stockholders who acquired their pre-Reverse Stock Split shares pursuant to the exercise of employee stock options or otherwise as compensation. Furthermore, we have not obtained a ruling from the IRS or an opinion of legal or tax counsel with respect to the consequences of the Reverse Stock Split.

ACCORDINGLY, ALL STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE REVERSE STOCK SPLIT.

The Reverse Stock Split is intended to constitute a reorganization within the meaning of Section 368 of the Code. Assuming the Reverse Stock Split qualifies as a reorganization, a U.S. Stockholder generally will not recognize gain or loss on the Reverse Stock Split, except (as discussed below) to the extent of cash, if any, received in lieu of a fractional share interest in the post-Reverse Stock Split shares. The aggregate tax basis of the post-Reverse Stock Split shares received will be equal to the aggregate tax basis of the pre-Reverse Stock Split shares exchanged therefor (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post-Reverse Stock Split shares received will include the holding period of the pre-Reverse Stock Split shares exchanged.

A holder of the pre-Reverse Stock Split shares who receives cash in lieu of a fractional share interest in the post-Reverse Stock Split shares will generally recognize gain or loss equal to the difference between the portion of the tax basis of the pre-Reverse Stock Split shares allocated to the fractional share interest and the cash received. Such gain or loss will be a capital gain or loss and will be short term if the pre-Reverse Stock Split shares were held for one year or less and long term if held more than one year. It is assumed for this purpose that cash will be paid in lieu of fractional shares only as a mechanical rounding off of fractions resulting from the exchange rather than separately bargained-for consideration. It is also assumed that the Reverse Stock Split is not being undertaken to increase any stockholder’s proportionate ownership of the Company.

No gain or loss will be recognized by the Company as a result of the Reverse Stock Split.

CHANGE IN CONTROL — THE LED HOLDINGS TRANSACTION

On October 4, 2007, we entered into an Exchange and Contribution Agreement (the “Exchange Agreement”) with LED Holdings. Pursuant to the Exchange Agreement, we acquired substantially all of the assets of LED Holdings including, among other things, $15,000,000 in cash and cash equivalents, 180 shares of common stock of LED Effects Japan KK, 200 shares of common stock of Kabushiki Kaisha LED Systems, leases, equipment, inventory, accounts receivable, contracts, permits, records, and intellectual property. In exchange for these assets, we issued 2,000,000 shares of our newly designated Series B Stock and 318,574,665 shares of our common stock to LED Holdings.

Pursuant to the Certificate of Designation of the Series B Stock, the Series B Stock issued to LED Holdings is senior to our common stock and pari passu with the 6% Preferred Stock. Dividends may be declared and paid on the Series B Stock as determined by the Board of Directors. The Series B Stock is convertible into common stock at a conversion price of $0.282508340410028 per share of common stock, subject to adjustment for subsequent events, including the proposed Reverse Stock Split. Each share of Series B Stock currently is entitled to 3.5 votes for each share of Common Stock into which it is convertible.

As of the Record Date, the Series B Stock and common stock held by LED Holdings collectively represented approximately 70% of the fully-diluted capital stock of the Company and approximately 75% of the voting power of all outstanding shares of capital stock of the Company. As a result of the transaction with LED Holdings, a change in control of our Company occurred.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of our common stock as of December 7, 2007, by:

•	each person who is known by us to beneficially own more than five percent of our common stock;

•	each of our directors at that date and nominees and named executive officers; and

•	all directors and officers as a group.

	Shares Beneficially Owned(1)(2)
Name and Address of Beneficial Owner	Number	Percent

Directors and Officers
Robert E. Bachman(3)	2,596,922	0.6%
David Bell	—	—%
Kevin Furry	—	—%
Don R. Harkleroad(4)	2,455,903	0.6%
Kenneth Honeycutt(5)	5,000,000	1.1%
Richard Kelson	—	—%
Ronald E. Lusk(6)	6,910,258	1.6%
Fredric S. Maxik(7)	72,250	—%
Govi Rao	—	—%
Bonnie Reiss	—	—%
Dean Seniff	—	—%
Daryl N. Snadon(8)	2,908,950	0.7%
Richard Weinberg	—	—%
Directors and Executive Officers as a Group	19,944,283	4.6%
Certain Persons
LED Holdings, LLC(9)	371,670,443	75.5%

(1)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The persons and entities named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted below.

(2)	Unless otherwise indicated, the address of each person in the above table is Lighting Science Group Corporation, 2100 McKinney Avenue, Suite 1515, Dallas, TX 75201.

(3)	Includes 111,074 shares of common stock issuable upon conversion of 10,413 shares of 6% Convertible Preferred Stock, 443,739 shares of common stock issuable upon exercise of warrants and 1,025,000 shares issuable upon exercise of incentive stock options issued under the Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan. Includes 2,596,922 shares of common stock held by USGT Investors, L.P. Mr. Bachman is controlling shareholder in the sole corporate general partner of USGT Investors, L.P. and may be deemed to have voting and/or investment power with respect to the shares owned by USGT Investors, L.P.

(4)	Includes 166,667 shares of common stock issuable upon conversion of 15,625 shares of 6% Convertible Preferred Stock, 46,876 shares of common stock issuable upon exercise of warrants and 1,125,000 shares issuable upon exercise of incentive stock options issued under the Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan. Includes 2,455,903 shares of common stock held beneficially by the Bristol Company. Mr. Harkleroad is sole shareholder of the Bristol Company and may be deemed to have sole voting and/or investment power with respect to the shares owned by the Bristol Company.

(5)	Includes 5,000,000 shares of restricted stock.

(6)	Includes 450,000 shares of common stock issuable upon exercise of warrants and 200,000 shares of common stock issuable upon the exercise of incentive stock options issued under the Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan. Includes 5,591,097 shares of common stock held by the Ronald E. Lusk Revocable Trust. Mr. Lusk is the trustee of the Ronald E. Lusk Revocable Trust and may be deemed to have voting and/or investment power with respect to the shares owned by the Ronald E. Lusk Revocable Trust.

(7)	Includes 10,000 shares of common stock issuable upon the exercise of incentive stock options issued under the Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan.

(8)	Includes 311,884 shares of common stock issuable upon conversion of 29,238 shares of 6% Convertible Preferred Stock, 637,715 shares of common stock issuable upon exercise of warrants and 70,000 shares issuable upon exercise of incentive stock options issued under the Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan.

(9)	Includes 53,095,778 shares of common stock issuable upon conversion of 2,000,000 shares of Series B Preferred Stock.

INTEREST OF CERTAIN PERSONS
IN OPPOSITION TO MATTERS TO BE ACTED UPON

No officer or director of the Company has any substantial interest in the matters to be acted upon, other than his or her role as an officer or director of the Company. Only one director of the Company opposed the proposed actions taken by the Company set forth in this Information Statement.

PROPOSAL BY SECURITY HOLDERS

No security holder has requested the Company to include any proposal in this Information Statement.

EXPENSE OF INFORMATION STATEMENT

The expenses of mailing this Information Statement will be borne by us, including expenses in connection with the preparation and mailing of this Information Statement and all documents that now accompany or may after supplement it. It is contemplated that brokerage houses, custodians, nominees, and fiduciaries will be requested to forward the Information Statement to the beneficial owners of our common stock held of record by such persons and that we will reimburse them for their reasonable expenses incurred in connection therewith. Additional copies of this Information Statement may be obtained at no charge by writing to us at: Lighting Science Group Corporation, 2100 McKinney Avenue, Suite 1515, Dallas, Texas 75201.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) promulgated pursuant to the Exchange Act, one Information Statement may be delivered to two or more stockholders who share an address, unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly upon written or oral request a separate copy of this Information Statement to a stockholder at a shared address to which a single copy of this Information Statement was delivered. Requests for additional copies of this Information Statement, and requests that in the future separate communications be sent to stockholders who share an address, should be directed to our Secretary, 2100 McKinney Avenue, Suite 1515, Dallas, TX 75201, or at telephone number (214) 382-3630.

OTHER INFORMATION

We file annual, quarterly and current reports, proxy statements, and registration statements with the SEC. These filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC without charge at the public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

By Order of the Board of Directors,

/s/  Govi Rao
Chairman and Chief Executive Officer

APPENDIX A

RESTATED
CERTIFICATE OF INCORPORATION
OF
LIGHTING SCIENCE GROUP CORPORATION

(originally incorporated on June 16, 1988 under the name Neo Corp.)

FIRST:  The name of the corporation (hereinafter called the “Corporation”) is

Lighting Science Group Corporation

SECOND:  The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 15 East North Street; City of Dover, County of Kent and the name of the registered agent of the Corporation in the State of Delaware is Business Incorporators, Inc.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:  The total number of shares of stock which the Corporation shall have authority to issue is Five Hundred Million (500,000,000), consisting of Four Hundred Ninety-Five Million (495,000,000) shares of Common Stock, all of a par value of $0.001, and Five Million (5,000,000) shares of Preferred Stock, all of a par value of $0.001.

The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

Pursuant to the authority conferred by this Article Fourth, the following series of Preferred Stock have been designated, each such series consisting of such number of shares, with such voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions therefor as are stated and expressed in Exhibits A and B attached hereto and incorporated herein by reference:

Exhibit A:  6% Convertible Preferred Stock

Exhibit B:  Series B Preferred Stock

Upon the effectiveness (the “Effective Date”) of the Restated Certificate of Incorporation containing this sentence, each 20 issued and outstanding shares of Common Stock shall be combined, reclassified and changed into one share of Common Stock of the Corporation; provided, however, in lieu of any fractional interests in shares of Common Stock to which any stockholder would otherwise be entitled pursuant hereto (taking into account all shares of capital stock owned by such stockholder), such stockholder shall be entitled to receive a cash payment equal to the closing price of the Common Stock on the NASDAQ over the counter bulletin board on the Effective Date multiplied by such fraction.

The terms of the Series B Preferred Stock shall not be altered, modified or amended in any material respect without the vote or written consent of the holders of at least a majority of the outstanding shares of Common Stock.

FIFTH:  The Corporation is to have perpetual existence.

SIXTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or

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receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

SEVENTH:  For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws. No election of directors need be by written ballot. The Board of Directors is expressly empowered to adopt, amend or repeal By-Laws of the Corporation.

Whenever the Corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the Corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of the certificate of incorporation shall entitle the holder thereof to the right to vote at any meeting of stockholders except as the provisions of paragraph (2) of subsection (b) of section 242 of the General Corporation Law of the State of Delaware shall otherwise require; provided, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

NINTH:  The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of section 102 of the General Corporation Law of the State of Delaware, as the same be amended and supplemented.

TENTH:  The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify, and advance expenses to, any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

ELEVENTH:  From time to time any of the provisions of this certificate of incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this certificate of incorporation are granted subject to the provisions of this Article ELEVENTH.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation which restates and integrates and further amends the provisions of the Certificate of Incorporation of this Corporation, and which has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, has been executed by its duly authorized officer this [          ] day of January, 2008.

Govi Rao
Chairman and Chief Executive Officer

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